                              SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement     [   ]  Confidential, for Use of the
                                              Commission, Only (as permitted by
                                              Rule 14a-6(e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                WESBANCO, INC.
_______________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

_______________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
       or Item 22(a)(2) of Schedule 14A.
[   ]  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).
[   ]  Fee Computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
       1)  Title of each class of securities to which transaction applies:
           ____________________________________________________________________
       2)  Aggregate number of securities to which transaction applies:
           ____________________________________________________________________
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
           ____________________________________________________________________
       4)  Proposed maximum aggregate value of transaction:
           ____________________________________________________________________
       5)  Total fee paid:
           ____________________________________________________________________

[   ]  Fee paid previously with preliminary materials.
[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       1)  Amount previously paid:
           _____________________________________________
       2)  Form, Schedule or Registration Statement No.:
           _____________________________________________
       3)  Filing Party:
           _____________________________________________
       4)  Date Filed:
           _____________________________________________

                                       WESBANCO, INC.
                               Wheeling, West Virginia  26003

                          NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                         To Be Held
                                       April 19, 1995

TO THE STOCKHOLDERS OF WESBANCO, INC.:

        Notice is hereby given that the Annual Meeting of the Stockholders of Wesbanco, Inc. will be held at Wilson Lodge, Oglebay Park, Wheeling, West Virginia, 26003, on Wednesday, April 19, 1995, at 4:00 p.m.

        The purposes of the meeting are as follows:

                        (1)To elect eight (8) persons to the Board of Directors, each to serve for a term of three (3) years.

                        (2)To consider and act upon such other matters as properly may come before the meeting or any adjournment thereof.

        The holders of the common stock of the Corporation as of the close of business on March 10, 1995, are entitled to vote at the meeting.

        You are requested to sign and date the enclosed form of Proxy and return it in the enclosed envelope at your earliest convenience. As indicated in the accompanying Proxy Statement, proxies may be revoked at any time prior to the voting thereof.

        By order of the Board of Directors.

                                                   SHIRLEY A. BUCAN
                                                   Secretary


Wheeling, West Virginia
March 24, 1995

                                      PROXY STATEMENT
                                            OF
                                      WESBANCO, INC.
                                        Bank Plaza
                              Wheeling, West Virginia  26003

                              ANNUAL MEETING OF STOCKHOLDERS
                                      APRIL 19, 1995
                              ------------------------------
        This statement is furnished to the stockholders of Wesbanco, Inc. in connection with the solicitation of proxies to be used in voting at the annual meeting of the stockholders of the Corporation, which will be held at Wilson Lodge, Oglebay Park, Wheeling, West Virginia, 26003, at 4:00 p.m. on Wednesday, April 19, 1995. This statement is being mailed to the stockholders on or about March 24, 1995.

        Wesbanco, Inc. is the parent company and the holder of all of the outstanding shares of the capital stock of Wesbanco Bank Wheeling, Wheeling, West Virginia, Wesbanco Bank Elizabeth, Elizabeth, West Virginia, Wesbanco Bank South Hills, Charleston, West Virginia, Wesbanco Bank Sissonville, Sissonville, West Virginia, Wesbanco Bank Parkersburg, Parkersburg, West Virginia, Wesbanco Bank Barnesville, Barnesville, Ohio, Wesbanco Bank Kingwood, Inc., Kingwood, West Virginia, Wesbanco Bank Fairmont, Inc., Fairmont, West Virginia, and Wesbanco Bank Bridgeport, Inc., Bridgeport, West Virginia.

        James C. Gardill is the Chairman of the Board of Wesbanco, Inc. and Robert H. Martin serves as Vice Chairman of the Board; Executive Officers of Wesbanco, Inc. include Edward M. George, President and Chief Executive
Officer; Paul M. Limbert, Executive Vice President and Chief Financial Officer; Dennis P. Yaeger, Executive Vice President and Chief Operating Officer; John W. Moore, Jr., Senior Vice President-Human Resources; Jerome B. Schmitt, Senior Vice President-Investments; Edward G. Sloane, Vice President-Data Processing; Larry L. Dawson, Vice President; Jerry A. Halverson, Vice President; and Albert
A. Pietz, Jr., Vice President and Compliance Officer.

                                  Proxies
                                  -------
        The proxies are solicited by the Board of Directors of the Corporation, and the cost thereof is being borne by the Corporation. Proxies may be revoked, by the stockholders who execute them, at any time prior to the exercise thereof, by written notice to the Corporation, or by announcement at the stockholders meeting. Unless so revoked, the shares represented by all proxies will be voted, by the persons named in the proxies, at the stockholders meeting and all adjournments thereof, in accordance with the specifications set forth therein, or, absent such specifications, in accordance with the judgment of the holders of such proxies.

                          Stock Outstanding and Voting Rights
                          -----------------------------------
        The authorized capital stock of the Corporation consists of 25,000,000 shares of common stock of the par value of $2.0833 per share, and 1,000,000 shares of preferred stock without par value. Of the 25,000,000 shares of authorized common stock, 8,509,958 shares presently are issued and outstanding. There are also 9,925 shares of preferred stock issued and outstanding.

        The outstanding shares of preferred stock were issued effective February 28, 1994, in conjunction with the acquisition of First Fidelity Bancorp, Inc. in exchange for all of the outstanding First Fidelity Preferred Stock. The Wesbanco Preferred Stock was designated as Series A 8% Cumulative Preferred Stock with a par value of $1.25 per share (hereinafter called "Wesbanco Preferred Stock").

        An annual fixed dividend of $15.20 per share, payable in quarterly increments, is required to be paid with respect to the Wesbanco Preferred Stock. The dividend commitment is cumulative. The preferred stock may be redeemed by Wesbanco within the period from November 1, 1995, through November 30, 1995, and holders of the Wesbanco Preferred Stock are to be given at least thirty (30) days notice of the redemption date. Wesbanco may elect to convert the shares into the right to receive $190.00 in cash per share. If Wesbanco has not selected a redemption date and the holders of the shares have not otherwise caused the redemption of their shares, then on November 30, 1995, all outstanding shares will be converted into Wesbanco Common Stock.

        Each holder of Wesbanco Preferred Stock has the right to convert his shares into shares of Wesbanco Common Stock. The conversion right may be exercised any time between the sending of a redemption notice and the close of business on the redemption date, and if Wesbanco has not sent a redemption notice, the conversion right may be exercised at any time during the redemption period. The number of shares of Wesbanco Common Stock into which a share of Wesbanco Preferred Stock may be converted has been fixed as of February 28, 1994, by dividing $190.00 by the "book value" of the former First Fidelity Common Stock as defined in the Certificate of Designation of the First Fidelity Preferred Stock. Subject to certain conditions and exceptions, the "book value" is defined to be the quotient found by dividing (1) the difference between (i) the amount of the assets of First Fidelity and (ii) the sum of (a) the amount of the total liabilities of First Fidelity and (b) the amount of the liquidation preferences of any class of shares having a preference as to liquidation rights which is not convertible into First Fidelity Common Stock by
(2) the number of outstanding shares of First Fidelity Common Stock. Such "book value" differs from the "book value" of the First Fidelity Common Stock determined in accordance with Generally Accepted Accounting Principles ("GAAP"), principally in that under GAAP, the amount under Clause (1)(ii)(b) above, would generally be the amount of the liquidation preferences of all classes of shares having a liquidation preference, without regard to whether the shares of that class, such as the First Fidelity Preferred Stock, are convertible. The resultant number is then multiplied by the merger conversion ratio of .9 (nine/tenths).

        In the event of a dissolution of Wesbanco, the liquidation of its assets, or the winding up of its affairs, the holders of Wesbanco Preferred Stock will be entitled to receive out of the assets of Wesbanco available for distributions to its shareholders, before any payment or distribution is made on the Wesbanco Common Stock or any other shares ranking junior to the Wesbanco Preferred Stock as to liquidation, $190.00 per share, plus a sum equal to all dividends (whether or not earned or declared) on such shares cumulated and unpaid thereon to the date of final distribution.

        If there is any merger of Wesbanco, the holders of the Wesbanco Preferred Stock will not have voting rights if the merger does not change the terms of such preferred stock, except as otherwise required by law. The successor corporation, however, must agree that, upon conversion of the Wesbanco Preferred Stock, the holders will receive the same consideration that they would have received had they converted their shares immediately prior to the merger. The successor corporation in the merger must give notice of any such agreement to the holders of the Wesbanco Preferred Stock.

        The remaining authorized but unissued shares of preferred stock of Wesbanco may be issued in one or more classes or series with such preferences and voting rights as the Board of Directors may fix in the resolution providing for the issuance of such shares. The issuance of shares of preferred stock could affect the relative rights of Wesbanco Common Stock. Depending upon the exact terms, limitations and relative rights and preferences, if any, of the shares of preferred stock as determined by the Board of Directors of Wesbanco at the time of issuance, the holders of preferred stock may be entitled to a higher dividend rate than that paid on the common stock, a prior claim on funds available for the payment of dividends, a fixed preferential payment in the event of liquidation and dissolution of the company, redemption rights, rights to convert their preferred stock into shares of Wesbanco Common Stock, and voting rights which would tend to dilute the voting control of the corporation by the holders of Wesbanco Common Stock.

        Stockholders of record as of the close of business on March 10, 1995, will be entitled to vote at the stockholders meeting. Each stockholder will be entitled to one vote for each share of common stock held, as shown by the records of the Corporation, at that time. Cumulative voting, in the election of Directors, is permitted by state statute, and the exercise of that right is not subject to any condition precedent. Each stockholder is entitled to as many votes as shall equal the number of his shares of common stock multiplied by the number of Directors to be elected within each class, and he may cast all of such votes for a single Director or he may distribute them among the number to be voted for as he may see fit.

        To the best of management's knowledge, the Trust Department of Wesbanco Bank Wheeling, Bank Plaza, Wheeling, West Virginia, 26003, is the only holder or beneficial owner of more than 5% of the common stock of the Corporation. As of February 10, 1995, 856,090 shares of the common stock of the Corporation, representing 10.05% of the shares outstanding, were held in various capacities in the Trust Department. Of these shares, the Bank does not have voting control of 232,345 shares, representing 2.73% of the shares outstanding, has partial voting control of 14,773 shares, representing

.17% of the shares outstanding, and sole voting control of 608,972 shares, representing 7.15% of the shares outstanding. In accordance with its general practice, shares of the common stock of the Corporation over which the Bank has sole voting control will be voted in accordance with the recommendations of management. Shares over which the Bank has partial voting control will be similarly voted if the Bank has the concurrence of the co-fiduciary or co-fiduciaries.

        The following table lists each stockholder known to Wesbanco to be the beneficial owner of more than 5% of Wesbanco's common stock as of February
10, 1995, as more fully described above:

                            Principal Holders
                            -----------------

                Name &
                Address of                    Amount and Nature
Title           Beneficial                      of Beneficial        Percent
Class           Owner                            Ownership           of Class
-----           ----------                    -----------------      --------
Common          Wesbanco Bank
                Wheeling Trust Dept.
                Bank Plaza
                Wheeling, WV 26003            856,091*               10.05%

*Nature of beneficial ownership more fully described in text immediately preceding table.

                            Election of Directors
                            ---------------------
        The Board of Directors of the Corporation is divided into three classes, as nearly equal in number as the numerical membership of the Board will permit, the members of such classes to serve staggered terms of three years each. In accordance with the Bylaws, the Board of Directors has determined that the Board shall consist of twenty-seven (27) members, and has fixed the number of Directors to be elected at the forthcoming meeting at eight
(8) to be elected for a term of three years expiring at the annual stockholders meeting in 1998.

        Accordingly, the following persons have been nominated for election to the Board:

                                  Nominees(1)
                                  -----------
For the three year term expiring at the Annual Stockholders Meeting in 1998:

Name                      Age      Principal Occupation(2)       Director Since
----                      ---      -----------------------       --------------
James E. Altmeyer         56       President, Altmeyer Funeral    10/16/87(4)
                                   Homes, Inc.

Name                      Age      Principal Occupation(2)       Director Since
----                      ---      -----------------------       --------------
Charles J. Bradfield      61       President & Chief Executive    07/17/92
                                   Officer, Wesbanco Bank
                                   Barnesville, Barnesville,
                                   Ohio

Christopher V. Criss      39       President & Chief              07/17/92
                                   Executive Officer, Atlas
                                   Towing Co.

Stephen F. Decker         43       President & Chief              12/02/91
                                   Executive Officer,
                                   Wesbanco Bank Kingwood,
                                   Kingwood, WV

James C. Gardill          48       Chairman of the Board,         11/13/80
                                   Wesbanco, Inc.; Lawyer,
                                   Partner, Phillips, Gardill,
                                   Kaiser & Altmeyer

Roland L. Hobbs           62       Former President &             07/28/76
                                   Chairman of the Board of
                                   Wesbanco, Inc., former
                                   Vice Chairman of the
                                   Board of Wesbanco Bank
                                   Wheeling

Eric Nelson               65       President, Nelson Enter-       04/16/87
                                   prises (Investments)

James L. Wareham          55       Chairman of the Board,         12/20/90(3)(4)
                                   President & Chief Executive
                                   Officer, Wheeling-Pittsburgh
                                   Steel Corp., President, WHX
                                   Corporation, former President
                                   and Chief Executive Officer,
                                   Bliss-Salem, Inc.

(1) One vacancy exists in this class, the Board having fixed the membership of the class at nine. The vacancy was created by one director in this class having reached the mandatory retirement age according to the Bylaws of the Corporation and being ineligible for re-election to the Board. The Board of Directors has determined to leave the position open for the present, in conjunction with its continuing acquisition program. The proxies solicited cannot be voted for a greater number of persons than the number of nominees named. The Bylaws of the Corporation would permit the Board to fill the vacancy during the ensuing year, but any such appointment would be effective only until the next annual meeting of shareholders.

(2)     Principal occupation during the past five years.

(3) Mr. Wareham also serves as a Director of Wheeling-Pittsburgh Steel Corp. and WHX Corporation.

(4)     Attended less than 75% of the Board meetings.

        In the absence of instructions to the contrary, the enclosed form of proxy, if executed and returned to the Corporation, will be voted in the manner determined by the holder or holders thereof. Discretionary authority to cumulate votes in the election of Directors is solicited, and unless otherwise directed, the holder or holders of such proxies shall have the authority to cumulate votes represented thereby and to distribute the same among the nominees in such manner and numbers as such holder or holders, in his or their discretion, may determine. This authority will be exercised by the holder or holders of the proxies in the event that any person or persons, other than the nominees named above, should be nominated for election to the Board of Directors.

        All of the foregoing nominees presently are serving as members of the Board. In the event that, at any time prior to the stockholders meeting, any of the foregoing nominees should become unavailable for election to the Board of Directors, the shares of stock represented by the proxies will be voted for such other nominee or nominees as the holders of the proxies, in their judgment, may determine.
                                   Continuing Directors
                                   --------------------
        In addition to the foregoing nominees, the following persons presently are serving as members of the Board of Directors:

                        Directors Whose Term of Office Will Expire
                       at the Annual Stockholders Meeting in 1997(1)
                       ---------------------------------------------

Name                   Age      Principal Occupation(2)          Director Since
----                   ---      -----------------------          --------------
Frank K. Abruzzino     51       Lawyer, Steptoe & Johnson;        02/28/94
                                owner of private law practice
                                until 1990; former President &
                                Chief Executive Officer, Wesbanco
                                Bank Shinnston

Earl C. Atkins         66       President, City Neon, Inc., a     02/28/94
                                commercial sign company, and
                                Commercial Land Development, Inc.

Name                   Age      Principal Occupation(2)          Director Since
----                   ---      -----------------------          --------------
Ray A. Byrd            50       Lawyer, Partner; Schrader, Recht,   06/09/77
                                Byrd, Companion & Gurley

James D. Entress       56       Oral & Maxillo-Facial Surgeon       12/20/90

Edward M. George       58       President & Chief Executive         12/02/91
                                Officer, Wesbanco, Inc.;
                                Chairman of the Board, Wesbanco
                                Bank Wheeling; formerly Execu-
                                tive Vice President-Loans,
                                Wesbanco, Inc.; formerly Vice-
                                President-Commercial and
                                Mortgage Lending, Wesbanco,
                                Inc.; formerly President & CEO,
                                Wesbanco Bank Wheeling;
                                formerly President & COO,
                                Wesbanco Bank Wheeling

Carter W. Strauss      48       President, Strauss Industries, Inc. 07/28/76

Thomas L. Thomas       68       Physician                           10/16/87

William E. Witschey    63       President, Witschey's Market,       01/10/85
                                Inc. (Retail Food Market)

(1) One vacancy exists in this class, the Board having fixed the membership of the class at nine. The vacancy was created by the resignation of Michael M. Boich. The Board of Directors has determined to leave the position open for the present. The Bylaws of the Corporation would permit the Board to fill the vacancy during the ensuing year, but any such appointment would be effective only until the next annual meeting of shareholders.

(2)     Principal occupation during the past five years.

                        Directors Whose Term of Office Will Expire
                        at the Annual Stockholders Meeting in 1996
                        ------------------------------------------

Name                   Age       Principal Occupation(1)         Director Since
----                   ---       -----------------------         --------------
Gilbert S. Bachmann    76        Lawyer; Partner, Bachmann,       07/28/76
                                 Hess, Bachmann & Garden

Name                   Age       Principal Occupation(1)         Director Since
----                   ---       -----------------------         --------------
H. Thomas Corrie       69        President, Atlantic Development   03/28/84
                                 Corporation, Inc. (Real estate
                                 development company,
                                 Charleston, WV)

John W. Kepner         62        Mortician; President, Kepner      07/28/76
                                 Funeral Homes

John D. Kirk           77        Retired; Former owner, Kirk's     07/17/92
                                 Furniture

Walter W. Knauss, Jr.  74        Former Vice President &           03/06/75
                                 Secretary, Wesbanco, Inc. &
                                 Wesbanco Bank Wheeling,
                                 former Assistant to the President
                                 & Secretary, Chairman of the
                                 Board, Wesbanco Bank Wheeling

Melvin C. Snyder, Jr.  66        Lawyer; Partner, Snyder & Snyder  12/02/91


John A. Welty          67        Secretary-Treasurer, Welty Buick, 07/28/76
                                 Pontiac, GMC Truck; former
                                 President, Welty Buick, Inc.

Robert H. Martin       61        Vice Chairman, Wesbanco;          02/28/94
                                 formerly Chairman of the
                                 Board, First Fidelity Bancorp,
                                 Inc.; President, Eastland
                                 Enterprises, Inc., a personal
                                 holding company

Patrick L. Schulte     62        Vice Chairman, Wesbanco Bank      02/28/94
                                 Fairmont, Inc.; formerly
                                 President & Chief Executive
                                 Officer, First Fidelity Bancorp,
                                 Inc.; former President & Chief
                                 Executive Officer, Wesbanco
                                 Bank Fairmont

(1)     Principal occupation during the past five years.

                Ownership of Securities by Directors, Nominees and Officers
                -----------------------------------------------------------
        The following table sets forth the number of shares of the Corporation's common stock beneficially owned by the nominees, continuing directors and officers of the Corporation as a group as of February 10, 1995. There is no other class of voting securities issued and outstanding.

                          Sole Voting        Shared Voting
Name of                   and Investment     and/or Investment
Beneficial Owner          Authority          Authority                  Percent
----------------          --------------     -----------------          -------
Frank K. Abruzzino        24,039             91,697 (1)                  1.36
James E. Altmeyer          5,040             ---                           *
Earl C. Atkins            11,203             11,665 (2)                    *
Gilbert S. Bachmann       15,400             ---                           *
Charles J. Bradfield      37,938 (3)         ---                           *
Ray A. Byrd                3,312             ---                           *
H. Thomas Corrie          17,278             22,584 (4)                    *
Christopher V. Criss      29,863             ---                           *
Stephen F. Decker          6,293             ---                           *
James D. Entress          31,766 (5)         ---                           *
James C. Gardill          25,316 (6)         ---                           *
Edward M. George           6,319 (7)         ---                           *
Roland L. Hobbs           16,000              1,358 (8)                    *
John W. Kepner             3,410 (9)         ---                           *
John D. Kirk              22,392 (10)        ---                           *
Walter W. Knauss, Jr.     25,000 (11)        ---                           *
Robert H. Martin          51,665 (12)        ---                           *
Eric Nelson               28,855 (13)        ---                           *
Patrick L. Schulte        13,936 (14)        ---                           *
Melvin C. Snyder, Jr.      5,632 (15)        ---                           *
Carter W. Strauss         15,395 (16)        ---                           *
Thomas L. Thomas          15,602 (17)       226,212 (18)                  2.84
James L. Wareham             548             ---                           *
John A. Welty              3,300 (19)        ---                           *
William E. Witschey        4,832             29,400 (20)                   *

All Directors and
Officers as a group
(38 persons)             455,851            382,916                       9.86

*Beneficial ownership does not exceed one percent.

(1) Mr. Abruzzino is trustee of a Trust which owns 91,697 shares. His wife, Elizabeth Abruzzino, is the owner of 403 shares. In addition, Mr. Abruzzino's children are the owners of 13,421 shares held in Trust.

(2)     Mr. Atkins' grandchildren are the owners of 11,665 shares held in Trust.

(3) Mr. Bradfield's wife, Gretchen H. Bradfield, is the owner of an additional 3,850 shares.

(4) Atlantic Development Corporation, in which Mr. Corrie has a substantial stock interest, is the owner of 22,584 shares.

(5) Includes 31,466 shares held at Wesbanco Bank Wheeling as Custodian for James D. Entress Individual Retirement Custodian Account. Dr. Entress' wife,Dr. Cheryl Entress, is the owner of an additional 7,596 shares held in a profit sharing plan at Wesbanco Bank Wheeling and an additional 3,706 shares held in an IRA custodian account at Wesbanco Bank Wheeling.

(6) Includes 660 shares held by Mr. Gardill's wife, Linda T. Gardill, and 1,614 shares held in her IRA custodian account at Wesbanco Bank Wheeling.

(7) Mr. George's wife, Sandra F. George, is the owner of an additional 118 shares.

(8) Mr. Hobbs is Co-Trustee of a Trust which holds an additional 1,358 shares. Mr. Hobbs' wife, Sarah F. Hobbs, is the owner of an additional 3,080 shares.

(9) Mr. Kepner's wife, Joan B. Kepner, is the owner of an additional 200 shares.

(10) Mr. Kirk's wife, Margaret V. Kirk, is the owner of an additional 3,048 shares.

(11) Mr. Knauss' wife, Mary E. Knauss, is the owner of an additional 13,200 shares.

(12) Includes 45,187 shares owned by Mt. Zion, Incorporated, a corporation wholly owned by Mr. Martin. Mr. Martin's wife, Lucille D. Martin, is the owner of an additional 2,843 shares held in Trust.

(13) Mr. Nelson's wife, Ann P. Nelson, is the owner of an additional 3,366 shares.

(14) Mr. Schulte's wife, Joan T. Schulte, is the owner of an additional 2,205 shares and 251 shares held in Trust.

(15) Mr. Snyder's wife, Ann E. Snyder, is the owner of an additional 482 shares.

(16) Includes 1,244 shares held by Automatic Recycling, Inc., of which Mr. Strauss is an officer and director and in which he has a substantial stock interest. Mr. Strauss' wife, Barbara Strauss, is the owner of an additional 2,291 shares held in a custodian account at Wesbanco Bank Wheeling. In addition, Mr. Strauss' children are the owners of an additional 1,036 shares held in custodial accounts at Wesbanco Bank Wheeling.

(17) Dr. Thomas' wife, Ann F. Thomas, is the owner of an additional 2,585 shares and the Thomas Children's Trust holds an additional 183 shares. In addition, Dr. Thomas has a substantial stock interest in two corporations, namely, Fath Corporation and J. T. Corporation, the owners of an additional 2,006 shares and 11,588 shares, respectively.

(18) Dr. Thomas is President and one of the five Trustees of the James B. Chambers Memorial Association, Inc. of Wheeling, West Virginia, the owner of 224,070 shares of common stock of the Corporation. The James
        B. Chambers Memorial Association, Inc. is an eleemosynary corporation which is operated for the benefit and advancement of disadvantaged children of the greater Wheeling area. An additional 2,142 shares are held by Dr. Thomas' Retirement Trust, of which he shares voting and investment powers with the Trustee.

(19) Mr. Welty's wife, Joyce W. Welty, is the income beneficiary of a Trust which owns an additional 1,980 shares.

(20) Mr. Witschey's wife, Wilda C. Witschey, is the owner of an additional 5,522 shares; 29,400 shares are owned by Witschey's Market, Inc., in which Mr. Witschey has a substantial stock interest.

                           Section 16(a) Filing Requirements
                           ---------------------------------
        Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers, directors, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities & Exchange Commission. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

        Based solely on its review of the copies of such Forms 5 received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that, during the calendar year 1994, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were fulfilled.

                          Transactions With Directors and Officers
                          ----------------------------------------
        It has been the practice of some of the subsidiary banks of the Corporation, on occasion, to engage in the ordinary course of business in banking transactions, which at times involved loans in excess of $60,000.00, with some of their Officers and Directors and some of the Officers and Directors of the Corporation and their associates. It is anticipated that the practice will be continued. All loans to such persons, however, have been made, and in the future will be made, in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not, and will not, involve more than normal risk of collectibility or present other unfavorable features. From time to time the firm of Phillips, Gardill, Kaiser & Altmeyer of which James C. Gardill, Chairman of the Board and a Director of the Corporation, is a partner* , the firm of Schrader, Recht, Byrd, Companion & Gurley, of which Ray A. Byrd, Director of the Corporation, is a partner, and the firm of Bachmann, Hess, Bachmann & Garden, of which Gilbert
S. Bachmann, a Director of the Corporation, is a partner, have rendered legal services to the Corporation. It is contemplated that one or more of these firms will be retained to perform legal services during the current year.

                            Compensation of Executive Officers
                            ----------------------------------
        The officers of the Corporation presently are serving without compensation from Wesbanco, Inc. They are, however, compensated by Wesbanco, Inc. affiliate banks for services rendered as officers of those corporations.

        The following table sets forth the total compensation paid by Wesbanco, Inc. affiliate banks, during the year 1994, to the five highest paid executive officers, whose total compensation exceeded $100,000.00, together with the benefits payable to them from the Corporation's pension plan upon retirement. The list also includes one additional individual who would have been a member of that group, but for the fact that he retired prior to the end of the year in question.












-------------------
**Fees aggregating $208,191.50 were paid to the law firm of Phillips, Gardill, Kaiser & Altmeyer for legal services rendered to the Corporation and its banking affiliates during the year 1994.

                                          SUMMARY COMPENSATION

                                                          Long Term Compensation
                                                          ----------------------
                            Annual Compensation          Awards            Payouts
--------------------------------------------------------------------------------------------------
                                            Other
                                            Annual   Restricted  Options              All Other
                            Salary   Bonus  Comp.    Stock       SARS      LTIP       Compensation
Name and Position    Year    ($)      ($)    (1)     Awards      (#)       Payouts    ($)(2)
--------------------------------------------------------------------------------------------------
Edward M. George     1994   152,554   40,000     0      0          0         0        2,873
President & Chief    1993   142,645   35,000     0      0          0         0        5,525
Executive Officer    1992   124,477   18,000     0      0          0         0        3,103

Paul M. Limbert      1994   113,642   20,000     0      0          0         0        2,558
EVP & Chief          1993   108,748   18,000     0      0          0         0        4,012
Financial Officer    1992    99,796   14,000     0      0          0         0        2,478

Dennis P. Yaeger     1994   113,642   20,000     0      0          0         0        2,558
EVP & Chief          1993   108,033   18,000     0      0          0         0        3,992
Operating Officer    1992    99,796   14,000     0      0          0         0        2,478

Patrick L. Schulte   1994   170,041        0     0      0          0         0            0
former EVP Central   1993   185,115   40,000     0      0          0         0            0
Region               1992   170,255   30,000     0      0          0         0            0

Frank R. Kerekes     1994   107,276    8,000 1,500      0          0         0            0
President,           1993    95,070   10,000 6,000      0          0         0            0
Wesbanco Bank        1992    91,658    8,000 6,000      0          0         0            0
Fairmont, Inc.

Jerome B. Schmitt    1994    99,462   15,000     0      0          0         0        2,191
Senior Vice Presi-   1993    95,739   13,000     0      0          0         0        3,439
dent-Investments     1992    90,000   12,000     0      0          0         0        2,221


(1)     "Other Annual Compensation" includes the following for Mr. Kerekes:
        Board fees, 1994 - $1,500, 1993 - $6,000, 1992 - $6,000.

(2) "All Other Compensation" includes the following: contributions to the Corporation's ESOP Plan on behalf of each of the named executives covered by the Plan as follows: for Mr. George, 1994 - $2,873, 1993 - $5,525, 1992 - $3,103; for Mr. Limbert, 1994 - $2,558, 1993 - $4,012,
        1992 - $2,478; for Mr. Yaeger, 1994 - $2,558, 1993 - $3,992, 1992 -
        $2,478; for Mr. Schmitt, 1994 - $2,191, 1993 - $3,439, 1992 - $2,221.

                     Comparison of Five Year Cumulative Total Return* Among Wesbanco, Inc., NASDAQ Stock Market (U.S.),
                                    and NASDAQ Banks**

     MEASUREMENT PERIOD        WESBANCO,         NASDAQ STOCK
    (FISCAL YEAR COVERED)        INC.               MARKET         NASDAQ BANKS
1989                           100.000              100.000           100.000
1990                           100.099               84.918            73.232
1991                           115.685              136.277           120.168
1992                           168.122              158.577           174.869
1993                           261.250              180.933           199.334
1994                           223.545              176.916           198.692

Assumes $100 Invested on January 1, 1990   *  Total Return Assumes Reinvestment
In WesBanco, Inc., Nasdaq Stock Market,       of Dividends
and Nasdaq Banks.                          ** Fiscal Year Ending December 31

                                   Pension Plan Benefits
                  Estimated Annual Benefits Upon Retirement to Persons in
                Specified Remuneration and Years-of-Service Classifications
                -----------------------------------------------------------

Remuneration            15           20           25          30        35
------------          ------       ------       ------      ------    ------
    85,000            21,782       29,042       36,303      43,567    50,000
    95,000            24,392       32,522       40,653      48,784    50,000
   105,000            27,002       36,002       45,003      50,000    50,000
   120,000            30,917       41,222       50,000      50,000    50,000
   130,000            33,527       44,702       50,000      50,000    50,000
   140,000            36,137       48,182       50,000      50,000    50,000
   150,000            38,747       50,000       50,000      50,000    50,000
   175,000            45,272       50,000       50,000      50,000    50,000
   200,000            50,000       50,000       50,000      50,000    50,000
   225,000            50,000       50,000       50,000      50,000    50,000

        A Participant's compensation covered by the Bank's pension plan is the salary reported on the Form W-2 plus Section 125 contributions made by the employee (as reported in the Summary Compensation Table), for the 60 consecutive months out of the last 120 consecutive months of the Participant's career for which such average is the highest, or in the case of the Participant who has been employed for less than 60 months, the period of his employment with the Bank. Average compensation for named executives as of the end of the last calendar year is: Mr. George: $154,900; Mr. Limbert: $117,004; Mr.
Yaeger: $116,861; and Mr. Schmitt: $100,241. The estimated years of service for each named executive is as follows: Mr. George: 11.583; Mr. Limbert:
17.666; Mr. Yaeger: 22.333;and Mr. Schmitt: 22.000. Benefits shown are computed as a straight life annuity beginning at age 65.

        Mr. Schulte and Mr. Kerekes are covered by a separate plan which was in effect at the time of the merger. Effective June 1, 1994, Mr. Schulte retired from active full-time employment. As allowed by the plan, Mr. Schulte took his pension benefit on June 1, 1994 in a lump sum benefit of $1,023,211.89. However, Mr. Schulte has agreed to serve as Vice Chairman of Wesbanco Bank Fairmont, Inc. Additionally, in consideration of the modification of his prior employment contract, the bank has agreed to pay Mr. Schulte $9,722 per month over a thirty-six month period beginning June 1, 1994. Average compensation for Mr. Kerekes for the past three years was $105,923. The years of service for Mr. Kerekes are 17. The pension benefit for Mr. Kerekes at age 65, assuming current pay levels is $60,057.96 per year.

                         Description of Employment Contracts
                         -----------------------------------
        The Corporation provides certain executive officers, including the executive officers named in the Summary Compensation Table, with written Employment Contracts at their respective base annual salaries. These contracts are all substantially the same and are structured on a revolving three year term which is annually renewable. The contracts provide for discharge for cause, and terminate in the event of the death of the employee. If terminated by reason of the death of the employee, or without cause, the employee or his designated beneficiary is entitled to a severance payment equal to six months of the employee's base salary. There are no golden parachute type provisions contained in the contracts.

        Patrick L. Schulte was covered by a separate employment contract which was also structured on a revolving three year term which commenced on February 28, 1994. The contract provided for a salary at an amount not less than the salary in effect for Mr. Schulte as of February 28, 1994. The employment contract also provided that in the event Mr. Schulte retired prior to age 65, but after age 62, he would be entitled to one year's current salary in a lump sum or installments. Mr. Schulte elected to retire from active full-time employment on June 1, 1994, and his contract of employment was amended by mutual agreement to convert the remaining amounts due thereunder to a severance payment of approximately $9,722 per month over a period of 36 months. Mr. Schulte continues to serve as Vice-Chairman of Wesbanco Bank Fairmont, Inc. and as a Director of the Corporation and Wesbanco Bank Fairmont, Inc.

                              Description of Bonus Plan
                              -------------------------
        Annually, the Executive Committee of the Corporation makes a determination as to the amount and allocation among the executive officers of the Corporation of a bonus payable to such officers. The amount and participants vary each year based on an assessment of profitability and merit as determined by the Committee. A total of $224,000 in cash was allocated and paid for such bonuses for the year 1994.

                            Compensation Committee Report
                            -----------------------------
        Members of the Compensation Committee consist of the non-salaried members of the Executive Committee and include Messrs. Gardill, Criss, Thomas, Witschey, Hobbs, Strauss and Bachmann.

        Generally, compensation policies are determined by the annual budget process in which overall salary adjustment ranges are established based upon a projected annual budgeted amount for salaries. The actual increases are then allocated based on administration of the company's salary administration program, a Hay type system, and individual performance evaluations, which are done each year on all employees, including executive officers. Salary increases are also adjusted for merit increases and changes in duties and responsibilities where warranted. The Committee also considered that executive salaries for the Corporation's executives are somewhat lower than industry peer group averages and have been moving closer to industry standards, subject to corporate performance.

        Company performance is considered in establishing the annual budget for salary increases, which is the initial part of the process. Projected annual income growth and savings through consolidation are considered in establishing
the overall salary increase range.   Also, Company performance factors,
including net income, return on assets and return on equity, are considered in setting annual bonuses. The bonuses are determined on a subjective basis.

        Considerations affecting Mr. George's salary and bonus for 1994 included the overall salary administration program of the corporation, the substantial reorganizational work involved in recent acquisitions and the reorganization of a number of banks within the Wesbanco group, and his annual evaluation, which was very positive. Also the Committee considered the overall increases granted to other employees in the corporation and the salary structure of peer group banks.

                           Compensation Committee Interlocks and
                      Insider Participation in Compensation Decisions
                      -----------------------------------------------
        Roland L. Hobbs, a member of the Compensation Committee, formerly served as Chairman and President of Wesbanco until June 1, 1990. He continues to serve as a member of the Board of Directors and Executive Committee of the Corporation.

        James C. Gardill, also a member of the Compensation Committee, serves as Chairman of the Board of the Corporation, which is a non-salaried position, though Mr. Gardill is included in annual bonus considerations of the Compensation Committee. Mr. Gardill does not participate in the Committee's discussion of such bonus. Mr. Gardill also is a partner in the law firm Phillips, Gardill, Kaiser & Altmeyer, and acts as general counsel for the Corporation. During the year 1994 fees aggregating $208,191.50 were paid to the firm of Phillips, Gardill, Kaiser & Altmeyer for legal services rendered to the Corporation and its banking affiliates.

                               Wesbanco ESOP Plan
                               ------------------
        The Wesbanco Employee Stock Ownership Plan (the "ESOP") is a qualified non-contributory employee stock ownership plan. It was adopted by the Corporation on December 31, 1986, and is designed to serve as a vehicle for the acquisition of stock ownership interests in the Corporation by eligible employees of the Corporation and its subsidiary companies. All employees of Wesbanco, together with all employees of the subsidiary companies which adopt the Plan, are eligible to participate in the ESOP upon completion of a year of service. All affiliate banks, except Wesbanco Bank Fairmont, Inc. and Wesbanco Bank Bridgeport, Inc., are participants in the Plan. It is anticipated that these affiliates will also become participants in the Plan. The ESOP is administered by a Committee appointed by the Board of Directors of the Corporation.

        No contributions are made to the ESOP by the employees. All contributions are made by the Corporation, and the amount thereof is determined annually by the Board of Directors of the Corporation. The Trustee of the ESOP Trust is authorized to borrow funds upon terms and conditions not inconsistent with Section 4975 of the Internal Revenue Code and the regulations thereunder, for the purpose of purchasing stock of the Corporation, from the Corporation or any shareholder. In the event that such a loan is obtained, the employer contributions must be made in an amount sufficient to amortize the loan. Otherwise, employer contributions may be paid in the form of cash or shares.

        At the present time, the Trust holds 96,283 shares of Wesbanco Common Stock. The ESOP Trustee has currently outstanding $848,655.00 borrowed from an unaffiliated financial institution. The loan originated in 1992 and is structured as a revolving line of credit, and the unpaid balance is amortized over a five-year period at an interest rate equal to the lender's base rate. Wesbanco is required to make annual payments to principal equal to 20% of the January 1st balance each year. Any balance due at maturity will be paid in full or refinanced. During 1994, the trust used proceeds of the loan to purchase 2,000 shares at $25.50 per share and 5,000 shares at $23.75 per share. The ESOP Trust pledged the shares of employer securities purchased with the proceeds of the loan as security for the loan. Wesbanco guaranteed the loan issuing a contribution commitment letter. As such securities are allocated to the accounts of participating employees, and the loan balance paid down, they will be released by the secured party.

        Employer securities purchased with the proceeds of the loan are placed in a suspense account and released, prorata, from such suspense account under a formula which considers the amount of principal and interest paid for a given period over the amount of principal and interest anticipated to be paid for that period and all future periods. Shares released from the suspense account, employer contributions, if any, and forfeitures are each allocated, prorata, subject to limits imposed by the Code, to the accounts of individual participants under a format which considers the amount of the participant's compensation over the aggregate compensation of all participants.

        Participants become vested in their accounts upon retirement, death or disability or upon completion of five years of service from and after December 31, 1986, or, with respect to affiliate banks, five years from the date of initial participation. Distributions upon retirement, death or disability are normally made in the form of substantially equal annual installments over a period of 10 years commencing as soon as practicable after such retirement, death or disability. Distributions upon other separation from service are normally made in the form of installments commencing upon the earlier of the date the former employee attains age 65, his or her death, or after a one year break in service. With the consent of the Committee, distributions may be made in the form of a lump sum. Participants may demand distributions in the form of whole shares of employer securities. If demand is not timely made, however, distributions may be made in cash.

        The assets of the ESOP Trust will be invested and accounted for primarily in shares of employer securities. However, from time to time, the ESOP Trustee may hold assets in other forms, either (i) as required for the proper administration of the ESOP or (ii) as directed by participants as set forth in Section 401(a)(28) of the Code.

        During the year 1994, Wesbanco contributed a total of $232,000 to the ESOP on behalf of its employees.

        The following table sets forth, with respect to those persons named in the Compensation Table, and for all executive officers as a group, the number of shares of the Corporation's common stock allocated to such individuals during 1994:

                                                                   Value of
Name                         Shares Allocated                  Allocated Shares
----                         ----------------                  ----------------
Edward M. George                  118                             $ 2,872.82
Paul M. Limbert                   106                               2,558.43
Dennis P. Yaeger                  106                               2,558.42
Patrick L. Schulte               None                                  --
Frank R. Kerekes                 None                                  --
Jerome B. Schmitt                  90                               2,191.22

Officers of the
Corporation (14 persons)
as a group                        986                              23,907.02

                            Meetings of Board of Directors and
                          Committees and Compensation of Members
                          --------------------------------------
        The Board of Directors of the Corporation meets bimonthly, and the Executive Committee of the Corporation meets monthly. Fees paid for attendance at Board meetings and meetings of the Executive Committee are $300.00. The Directors receive an annual fee of $2,000.00 payable quarterly at the rate of $500 per quarter. During 1994, the Board of Directors of the Corporation held six regular meetings and one special meeting. Directors of the Corporation are paid a fee of $200.00 for attendance at meetings of special committees of the Corporation. Fees in the total amount of $92,500.00 were paid to Directors for attendance at meetings of the Board of Directors of the Corporation and at meetings of all Committees of the Corporation during the year 1994. In addition, fees in the aggregate amount of $32,100.00 were credited to the accounts of those Directors who have elected to participate in the Directors Deferred Compensation Plan of the Corporation, pursuant to which payment of fees for attendance at meetings of the Board of Directors and committees established by the Board may be deferred and deemed invested in Wesbanco Common Stock or in a money market rate of interest account.

        The Corporation does have a standing Compensation Committee. The members of the Corporation's Compensation Committee include James C. Gardill, Roland L. Hobbs, Gilbert S. Bachmann, Carter W. Strauss, Thomas L. Thomas, Christopher V. Criss and William E. Witschey. The Compensation Committee met three times during the year. The principal functions of the Committee are to review and approve salary adjustments for officers, bonus recommendations, executive compensation, and overall salary and benefit costs.

        The Corporation does have a standing Nominating Committee. Members of the Corporation's Nominating Committee are Roland L. Hobbs, James C. Gardill, Edward M. George, Thomas L. Thomas and Eric Nelson. The Committee meets only when vacancies are to be filled and no meetings were held during the year 1994. The principal function of the Committee is to recommend individuals for election to the Board of Directors. Security holder nominations may be considered by the Committee if made in accordance with the Bylaw requirements. See "Stockholders Intending to Nominate Candidates for Election to Board of Directors Must Give Notice to Corporation."

        The Corporation does have an Audit Committee the members of which in 1994 were Carter W. Strauss, Chairman, Ray A. Byrd, D. Duane Cummins, James
D. Entress, John J. Paull and Thomas M. Hazlett. The principal functions of the Audit Committee are to confer with the independent accountant and the Internal Auditor of the Corporation and the affiliate banks, and to review and assess the interim and year-end audit reports and the reports of the examinations made by the Federal and State Bank Examiners and other regulatory authorities. The Committee had four meetings during 1994. All meetings were attended by representatives of Price Waterhouse, the independent accountant, and all of the meetings were attended by the Internal Auditor, for the Corporation and its affiliate banks. These meetings were devoted, for the most part, to reviewing and discussing the reports and recommendations of Price Waterhouse concerning the interim and year-end audits, and the reports of the Internal Auditor concerning the results of the examinations and the accounting controls and procedures followed by the Internal Audit Department. Various other matters pertaining to the business and operations of the Corporation received attention by the Committee throughout the year, including the scope of the audits, review of nonperforming credits, consideration of financial statements, internal control procedures, loan policies and loan loss reserves.

                     Stockholders Intending to Nominate Candidates for
              Election to Board of Directors Must Give Notice to Corporation
              --------------------------------------------------------------
        Under Section 2 of Article III of the bylaws of the Corporation, any stockholder who intends to nominate, or cause to have nominated, a candidate for election to the Board of Directors (other than any candidate proposed by the Board of Directors) shall so notify the Secretary of the Corporation in writing not less than thirty (30) days prior to the date of any meeting of the stockholders at which Directors are to be elected, or five (5) days after the giving of notice of such meeting, whichever is later. Only candidates nominated in accordance with this section, other than candidates nominated by the Board of Directors, shall be eligible for election to the Board of Directors.

                            Proposals of Stockholders for
                             Presentation at Next Year's
                      Annual Meeting, to be Held April 17, 1996
                      -----------------------------------------
        Proposals which stockholders intend to present at next year's annual meeting, to be held on Wednesday, April 17, 1996, will be eligible for inclusion in the Corporation's proxy material for that meeting if they are submitted to the Corporation in writing not later than November 27, 1995. A proponent may submit only one proposal. At the time of the submission of a proposal, a stockholder also may submit a written statement in support thereof for inclusion in the proxy statement for the meeting, if requested by the proponent; provided, however, that a proposal and its supporting statement in the aggregate shall not exceed 500 words.

                           Independent Accountant
                           ----------------------
        The Board of Directors has retained Price Waterhouse to serve as the Corporation's independent accountant for the current year. Price Waterhouse also served as such accountant for the Corporation and all affiliates for the year 1994. The services rendered by Price Waterhouse during the year 1994 consisted of auditing and tax services primarily, and involved the Corporation's acquisition program as well as the examination of the financial statements and reports of the Corporation and its subsidiary banks. It is expected that a representative of the accounting firm will be present at the stockholders meeting. Such representative will have the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions from the stockholders who are present.

                        Matters to be Considered at the Meeting
                        ---------------------------------------
        The management has no knowledge of any matters, other than those referred to above, which will be presented for consideration and action at the meeting. As set forth in the Notice of the meeting, however, the stockholders will have the right to consider and act upon such other matters as properly may come before the meeting, and the enclosed form of proxy confers, upon the holders thereof, discretionary authority to vote with respect to such matters. Accordingly, if any such matters are presented, the holders of the proxies will vote the shares of stock represented thereby in accordance with their best judgment.

     By order of the Board of Directors.

                                              JAMES C. GARDILL
                                              Chairman of the Board



Wheeling, West Virginia
March 24, 1995

                                      WESBANCO, INC.
                              WHEELING, WEST VIRGINIA  26003
                                           PROXY
                              ANNUAL MEETING OF STOCKHOLDERS
                                      APRIL 19, 1995

        The undersigned hereby constitutes and appoints Carter W. Strauss, Thomas L. Thomas and John A. Welty, or any one of them, attorneys and proxies, with full power of substitution, to represent the undersigned at the annual meeting of the stockholders of Wesbanco, Inc., to be held at Wilson Lodge, Oglebay Park, Wheeling, West Virginia, 26003, on Wednesday, April 19, 1995, at 4:00 p.m., and at any adjournment or adjournments thereof, with full powers then possessed by the undersigned, and to vote, at that meeting, or any adjournment or adjournments thereof, all shares of stock which the undersigned would be entitled to vote if personally present, as follows:

        (1) For the election to the Board of Directors, except as otherwise specified below, of the following nominees, or any one or more of them:

                James E. Altmeyer                            James C. Gardill
                Charles J. Bradfield                         Roland L. Hobbs
                Christopher V. Criss                         Eric Nelson
                Stephen F. Decker                            James L. Wareham

with full authority to cumulate the votes represented by such shares and to distribute the same among the nominees in such manner and number as said attorneys and proxies, in their discretion, may determine.

        (2) In accordance with the judgment of the said attorneys and proxies upon such other matters as may be presented for consideration and action.

                                  ________________________________________(SEAL)

                                  ________________________________________(SEAL)


_______________, 1995.

(Please sign exactly as your name(s) appears hereon. When signing as Attorney, Executor, Administrator, Trustee, Guardian, etc., give full title as such. If you are signing for someone else, you must send documentation with this Proxy, certifying your authority to sign. If stock is jointly owned, each joint owner should sign.)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION. AUTHORITY TO VOTE FOR THE ELECTION OF ANY OF THE NOMINEES LISTED ABOVE MAY BE WITHHELD BY LINING THROUGH OR OTHERWISE STRIKING OUT THE NAME OF SUCH NOMINEE.